Exhibit 99.1

Media Relations:	Investor Relations:
Britt Zarling	Shub Mukherjee
Corporate Communications	Investor Relations
Fiserv, Inc.	Fiserv, Inc.
+ 1 414-526-3107	+ 212-266-3565
britt.zarling@fiserv.com	shub.mukherjee@fiserv.com

Fiserv Board Elects CEO Frank Bisignano as Chairman and Doyle Simons as Lead Independent Director

Denis J. O’Leary, Current Chairman, Dennis F. Lynch and Scott Nuttall to Retire from the Board After the Company’s Next Annual Meeting

BROOKFIELD, Wis., March 3, 2022 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology, today announced that its Board of Directors elected Frank Bisignano, President and Chief Executive Officer and current director of Fiserv, as Chairman of the Board. The Board also elected Doyle Simons, a current director, to serve as lead independent director. Both appointments will be effective upon reelection at the Fiserv Annual Shareholders Meeting on May 18, 2022.

The Company also announced that Denis O’Leary, current Chairman of the Board, and Dennis Lynch and Scott Nuttall, current directors, will retire from the Board effective after the Company’s 2022 Annual Shareholders Meeting.

“Frank has demonstrated exceptional leadership at Fiserv since his appointment as CEO in 2020, and has built an extremely talented team,” said Denis O’Leary, Chairman of the Board. “The Board has determined this is the right time for Frank to assume the Chairman role to lead the next phase of the Company’s innovative transformation and integrated growth strategy.”

“On behalf of the entire Board and management team, I would like to thank Denis O’Leary, Dennis Lynch, and Scott Nuttall for their years of service to Fiserv,” said Bisignano. “We are grateful for their valuable insights, guidance and tireless dedication to advancing our Company for the benefit of all our stakeholders during their tenure.”

In a world moving faster than ever before, Fiserv helps clients deliver solutions in step with the way people live and work today – financial services at the speed of life. Learn more at fiserv.com.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud- based point-of-sale and business management platform. Fiserv is a member of the S&P 500® Index and the FORTUNE® 500, and has been recognized as one of the FORTUNE World’s Most Admired Companies® for 11 of the past 14 years. Visit fiserv.com and follow on social media for more information and the latest company news.

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